Exhibit 10.2
PNM RESOURCES, INC.
ANNUAL PERFORMANCE CASH PROGRAM
(for the Utilities President)

INTRODUCTION

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Annual Performance Cash Program for the Utilities President (the “Program”).  Under the Program, the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has the power to issue annual performance cash awards (the “Awards”) for the years 2007, 2008 and 2009 to the Utilities President.  This document sets forth the general guidelines pursuant to which performance cash will be awarded under this Program.

The following describes the objectives of the Program, its various elements, and how the Program is intended to function.

PROGRAM OBJECTIVES

The Program was implemented as an employment inducement award in connection with hiring Patricia K. Collawn as the first Utilities President and is designed to motivate and retain the Utilities President by rewarding her when her leadership and management efforts facilitate the achievement of business unit (workgroup) goals by the PNM and TNMP Utility Operations (the “Utility Operations”) which benefit our customers and shareholders, and for achievement of individual goals and financial targets.  The Program, as part of Collawn’s employment package, was disclosed in a Form 8-K dated June 4, 2007.  Awards were not made for 2007 due to the Board’s decision to suspend payment of short-term incentive bonus payments.

Ms. Collawn has the opportunity to earn an Award under the Program of $150,000 to $225,000 in each of 2007, 2008 and 2009 contingent upon achieving certain individual utility and generation incentive goals at the threshold ($150,000), stretch ($187,500) and optimal ($225,000) levels.

 EFFECTIVE DATES

The Program is effective from June 25, 2007 through December 31, 2009.  The Committee reserves the right, however, to adjust, amend or suspend the Program at its discretion at any time and from time to time during this period.

 ADMINISTRATION

The Program will be administered by the Committee.  The Committee will have the sole authority and discretion to interpret the Program, approve Awards, and perform other duties necessary to administer the Program.  The Committee’s interpretation of the Program, any Awards granted under the Program, any Agreement issued under the Program, and all decisions and determinations by the Committee with respect to the Program are final, binding, and conclusive on all parties.

•	Plan Year Goals

Business Unit (workgroup) and individual goals for each of the applicable 2007, 2008 and 2009 award years will be approved by the Committee as soon as practical after the beginning of each Program award year.  The Committee will approve the applicable Financial Measure(s) against which company performance will be measured at the same time they are approved for the annual Officer Incentive Plan.

•	Incentive Award Approvals and Payout Timing

Shortly after December 31 of 2007, 2008 and 2009, the Committee will, in its sole discretion, determine the final performance results, which will be used to calculate Awards, if any.  The payment, generally, will be made by March 15 following the end of each of 2007, 2008 and 2009.  If it is administratively impractical to make the payment by March 15, the payment shall be made as soon as reasonably practical following March 15.  The payments also may be delayed in accordance with regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986.  Awards will be issued to the Participant in the form of cash.

•	Provisions for a Change in Control

Pursuant to the PNM Resources, Inc. Officer Retention Plan, if the Utilities President’s employment is terminated during a “Protection Period” (as defined in the Officer Retention Plan), she may be entitled to a pro-rata award equal to 50% of the maximum award available under this Program as in effect during the Protection Period.  Please refer to the Officer Retention Plan for additional information.

If Ms. Collawn’s employment is not terminated prior to the end of the year in which a “Change in Control” occurs, she shall receive an Award for that Program year (2007, 2008 or 2009) determined in accordance with the provisions of this Program.  If the Program is modified in any way as to change the amounts paid under the Program, Ms. Collawn shall receive an award equal to 50% of the maximum Award available under this Program as in effect during the Protection Period.   Please refer to the Officer Retention Plan for additional information.  For purposes of this Program, the term “Change in Control” shall mean and refer to any “change in control event” within the meaning of Prop. Treas. Reg. § 1.409A-3(g)(5).  The payments due pursuant to this paragraph shall be paid at the same time as incentive awards normally are paid.

 ETHICS

The purpose of the Program is to fairly reward performance achievement.  If the Participant manipulates or attempts to manipulate the Program for personal gain at the expense of customers, other employees or company objectives, the Participant will be subject to appropriate disciplinary action, up to and including termination of employment, and will forfeit any Award otherwise payable under the Program.

 ELIGIBILITY

The sole Participant in this program is Patricia K. Collawn, Utilities President.

•	Forfeiture of Awards

If the Participant terminates employment on or before Awards are distributed for the Program Year (2007, 2008 or 2009) for any reason other than death, Impaction (as defined under the PNM Resources, Inc. Non-Union Severance Pay Plan), Disability (as defined under the PNM Resources, Inc. Long-Term Disability Plan) or Retirement, will not be eligible for payment of an award.  (Any Participant who elects voluntary separation or retirement in lieu of termination for performance or misconduct will not be eligible for payment of a Program award.)  For purposes of the Program, “Retirement” means termination of employment with the company and all affiliates after the employee has attained: (1) age forty-five and twenty years of service; (2) age fifty-five and ten years of service; (3) age 59½ and five years of service; or (4) any age and thirty years of service.)

•	Eligible Base for Incentive Purposes

For the purpose of incentive calculations, the Participant’s annual base rate of pay effective December 31 of the Program Year will be used unless the Participant has been demoted during the Program Year.  In this event, the Participant’s annual base rate of pay may be pro-rated based on the period of time worked at each level.

 PROGRAM DESCRIPTION

Awards will be based on a combination of business unit (workgroup), corporate (financial) and individual performance.  A baseline award will be calculated using a formula based on business unit (workgroup) and financial performance, which can then be modified up or down based on individual performance at the Committee’s discretion.

•	Performance Thresholds

    Business Unit / Individual Goal Set performance that meets or exceeds the threshold performance level will be eligible for a Program award.

•	Award Opportunity

Awards are based on each goal’s performance relative to established Threshold, Stretch and Optimal targets.

•	Award Calculation

1.	Target Award = $150,000.

2.	The Participant may earn a minimum of 0% to a maximum of 150% of the Target Award.

Performance Level	Performance Target	Award
Below Threshold	Less than 121 points	0% of Target Award
Threshold	121 – 268 points	50% of Target Award
Stretch	269 – 425 points	100% of Target Award
Optimal	426 or more points	150% of Target Award

Results will be interpolated between the established targets to reward for incremental performance.

NONTRANSFERABLE

No Award may be assigned or transferred by the Participant other than by will or the laws of descent and distribution.

WITHHOLDING

PNM Resources, Inc. and its affiliates (“PNM Resources”) has the authority and the right to deduct or withhold, or require the Participant to remit to PNM Resources, an amount sufficient to satisfy Federal, state, and local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Program.  Any potential payment to the Participant under the terms of this Program is also subject to withholdings and deductions by PNM Resources, and the Participant hereby authorizes PNM Resources to apply such withholdings and deductions to liquidate and reduce any outstanding debt or unpaid sums owed by the Participant to PNM Resources or its successor.

NO RIGHTS OF OWNERSHIP

While the Program is intended to provide the Participant with the opportunity to share in the success of PNM Resources, Inc., the Program is merely a bonus program and does not give the Participant any of the rights of ownership of PNM Resources or provide any security interest in any assets of PNM Resources or any of its affiliates.

CONTINUATION OF EMPLOYMENT

This Program shall not be construed to confer upon the Participant any right to continue in the employment of PNM Resources and shall not limit the right of PNM Resources at its sole discretion, to terminate the employment of the Participant at any time.

Approved by:

/s/  Alice A. Cobb

Alice A. Cobb, SVP and Chief Administrative Officer

08/01/08
Date